GRAFTECH INTERNATIONAL LTD. Notice of Annual Meeting of Stockholders to be held on May 24, 2006 and Proxy Statement

This Proxy Statement is dated
April 12, 2006.

GRAFTECH INTERNATIONAL LTD. Craig S. Shular Chief Executive Officer & President	12900 Snow Road • Parma, OH 44130

Fellow Stockholders:

It is my pleasure to invite you to our annual meeting, which will be held on May 24, 2006, at 10:00 a.m., at our offices located at 12900 Snow Road, Parma, Ohio.

In the following pages, you will find the formal notice of our annual meeting and our proxy statement. After reading the proxy statement, please mark your votes on the accompanying proxy or vote instruction card, sign it and promptly return it in the accompanying envelope. Most of our stockholders hold their shares in street name, and we are offering them the opportunity to vote by telephone or via the Internet as instructed in the proxy statement or on the vote instruction card. Please vote by whichever method is most convenient to you to ensure your shares are represented at the meeting.

If you wish to attend our annual meeting in person, please indicate your intention where requested on the accompanying proxy or vote instruction card. In addition, please write your name, where indicated, on the attached admission ticket and bring it with you to the meeting. Due to space limitations, we request that only one guest accompany you to the meeting.

We appreciate the continuing interest of our stockholders in our business.

Sincerely, /s/ Craig S. Shular Chief Executive Officer & President

GRAFTECH INTERNATIONAL LTD. Karen G. Narwold Vice President, General Counsel, Human Resources & Secretary	12900 Snow Road • Parma, OH 44130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 24, 2006

The annual meeting of stockholders of GrafTech International Ltd. will be held at 10:00 a.m. on May 24, 2006, at our offices located at 12900 Snow Road, Parma, Ohio, for the following purposes:

1.	To elect eight directors to serve on GrafTech’s Board of Directors until the annual meeting of stockholders for 2007; and

2.	To transact such other business as may properly come before the meeting.

To ensure that your shares are represented at the meeting in the event that you do not attend, please mark your votes on the accompanying proxy or vote instruction card, sign it, date it and promptly return it in the accompanying envelope or vote via the Internet or by telephone as instructed in Question 2 under “Questions and Answers” of the accompanying proxy statement or on the accompanying vote instruction card.

By Order of the Board of Directors, /s/ Karen G. Narwold Vice President, General Counsel, Human Resources & Secretary

GRAFTECH INTERNATIONAL LTD.	12900 Snow Road • Parma, OH 44130

PROXY STATEMENT
for Annual Meeting of Stockholders for 2006

QUESTIONS AND ANSWERS

1.	Q:	What is the purpose of the proxy?

A:	This proxy statement and the accompanying proxy relate to the annual meeting of stockholders of GrafTech International Ltd., a Delaware corporation (“GrafTech”), for 2006. GrafTech's Board of Directors (the “Board”) is soliciting proxies from stockholders in order to provide every stockholder an opportunity to vote on all matters submitted to a vote of stockholders at the meeting, whether or not he or she attends in person. The proxy authorizes a person other than a stockholder, called the proxyholder, who will be present at the meeting, to cast the votes which the stockholder would be entitled to cast at the meeting if the stockholder were present. It is expected that this proxy statement and the accompanying proxy will be first mailed or delivered to stockholders beginning on or about April 14, 2006. When used in this proxy statement, “we”, “us” or “our” refers to GrafTech and its subsidiaries collectively or, if the context so requires, individually.

2.	Q:	How do I cast my vote?

A:	If you hold your shares in street name (such as in a brokerage account or in the name of a bank or other nominee), there are four different ways you may cast your vote. You can vote by:

o	telephone, by calling the toll-free number on the vote instruction card.

o	Internet, by logging onto www.proxyvote.com and then following the instructions as they appear on your computer screen. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

o	marking, signing, dating and mailing the vote instruction card and returning it in the envelope provided.

o	attending and voting at the meeting, if you marked your vote instruction card that you will attend the meeting and obtained authorization from your bank, broker or nominee pursuant to instructions on your vote instruction card.

Deadline for Internet and telephone voting. Votes submitted electronically via the Internet or by telephone must be received by midnight, eastern daylight savings time, on May 23, 2006.

If you hold your shares registered in your name, there are two different ways you may cast your vote. You may vote by:

o	marking, signing, dating and mailing the accompanying proxy and returning it in the envelope provided.

o	attending and voting at the meeting after you have indicated your intention to attend the meeting on the accompanying proxy.

3.	Q:	What matters are being submitted to a vote?

A:	The only matter known to management to be submitted to a vote of stockholders at the meeting is the election of directors.

If any of the nominees nominated by GrafTech's Board of Directors is not available for election at the time of the meeting, discretionary authority will be exercised by the proxyholders designated in the accompanying proxy to vote for substitutes designated by GrafTech's Board of Directors unless GrafTech's Board of Directors chooses to reduce the number of directors.

4.	Q:	How will the proxyholders vote my shares?

A:	When you give a proxy, regardless of the method by which given, the proxyholders will vote your shares as instructed on the proxy with respect to the matters specified on the proxy.

If you are a record holder of your shares and you submit a proxy but do not mark your votes, your shares will be voted FOR the election of each nominee that has been nominated by GrafTech’s Board of Directors. If you hold your shares in “street name” through a broker, you must follow your broker’s procedures for instructing your broker how to vote. If you do not instruct your broker how to vote, your broker may exercise his, her or its discretion to vote your shares in the election of directors and, except as limited by NYSE rules, on such other matters that are submitted to a vote of stockholders at the meeting.

In addition, if other matters are submitted to a vote of stockholders at the meeting, your proxy on the accompanying form gives the proxyholders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by GrafTech's Board of Directors.

5.	Q:	How do I revoke a proxy?

A:	If you hold your shares registered in your name, you may revoke your proxy by submitting a revised one at any time before the vote to which the proxy relates. You may also revoke it by submitting a ballot at the meeting.

If your shares are held in street name, there are special procedures that you must follow in connection with revoking a proxy submitted via the Internet or by telephone or by marking, signing and returning the vote instruction card.

o	Revoking your vote and submitting a new vote before the deadline of midnight, eastern daylight savings time, on May 23, 2006. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card, you may revoke your proxy at any time and by any method before the deadline.

o	Revoking your vote and submitting a new vote after the deadline of midnight, eastern daylight savings time, on May 23, 2006. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card and wish to revoke it and submit a new proxy after the deadline has passed, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or other nominee. We cannot assure you that you will be able to revoke your proxy and vote your shares by any of the methods described above.

o	Revoking your vote and submitting a new vote by ballot at the meeting. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card and wish to revoke it and vote at the meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or other nominee. We cannot assure you that you will be able to revoke your proxy or attend and vote at the meeting.

6.	Q:	How do I name another proxyholder?

A:	You may designate as your proxyholder(s) any person(s) other than those named on the accompanying proxy by crossing out those names and inserting the name(s) of the person(s) you wish to have act as your proxy. No more than three persons should be so designated. In such a case, you must deliver the proxy to the person(s) you designated and they must be present and vote at the meeting. Proxies on which other proxyholders have been designated should not be mailed or delivered to us.

7.	Q:	Who may vote?

A:	Stockholders of record as of the close of business on March 31, 2006 are entitled to notice of the meeting and to vote on each proposal submitted to a vote of stockholders at the meeting. During the ten days prior to the annual meeting, a list of stockholders entitled to vote at the meeting will be available for examination by stockholders during ordinary business hours at our principal executive offices at 12900 Snow Road, Parma, OH 44130.

Each share of our common stock, par value $.01 per share, is entitled to one vote. At March 31, 2006, 98,420,452 shares of our common stock were issued and outstanding. Those shares were held by 92 stockholders of record.

8.	Q:	What if I participate in the Savings Plan?

A:	If you participate in the UCAR Carbon Savings Plan, your proxy will represent both the number of shares registered in your name and the number of shares (including company matching contributions made in shares) allocated to your account in the Savings Plan as of March 31, 2006. All of these shares will be voted by the trustee for the Savings Plan in accordance with your directions on the proxy submitted by you.

9.	Q:	What is a quorum?

A:	A quorum is the minimum number of issued and outstanding shares of our common stock, the holders of which must be present at a meeting in order to duly convene the meeting. The quorum for our annual meeting is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of our common stock.

10.	Q:	What votes are used to determine the outcome of any matter submitted to a vote?

A:	Only those votes cast for the election of directors are used in determining the results of a vote on the election of directors. Only those votes cast for or against any other proposal are used in determining the results of a vote on that proposal.

11.	Q:	How many votes are required for each nominee to be elected as a member of GrafTech's Board of Directors?

A:	Each nominee must receive a plurality of the votes cast in order to be elected as a director.

12.	Q:	How much did this proxy solicitation cost?

A:	The costs for the solicitation of proxies by GrafTech's Board of Directors is anticipated to be approximately $15,000, which will be borne by us. We will request banks, brokers and other nominees, including custodians and fiduciaries, to forward soliciting material to beneficial owners of our common stock and will pay such persons for forwarding such material. In addition to the solicitation of proxies generally by means of this proxy statement, officers or other employees, without extra remuneration, may solicit proxies by telephone or other means of personal contact.

13.	Q:	Who is GrafTech's independent registered public accounting firm and will representatives thereof be available to respond to questions at the meeting?

A:	PricewaterhouseCoopers LLP was our independent registered public accounting firm for 2005. We have not yet selected our independent registered public accounting firm for 2006.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will be given the opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders. PricewaterhouseCoopers LLP has advised us that neither it nor any of its members has any direct financial interest in GrafTech as a promoter, underwriter, voting trustee, director, officer or employee.

14.	Q:	When are stockholder proposals for the 2007 annual meeting due?

A:	Any proposal (including any nomination for election to GrafTech's Board of Directors) which a stockholder wishes to have considered for inclusion in GrafTech's proxy statement for the annual meeting of stockholders for 2007 must be received by the Secretary of GrafTech at GrafTech's principal executive office on or before December 6, 2006 and must otherwise comply with GrafTech's Amended and Restated By-Laws and SEC rules.

GrafTech's By-Laws provide, among other things, that written notice of any proposal (including any such nomination) by a stockholder must be received by the Secretary of GrafTech not less than 105 days and not more than 135 days prior to the meeting before such proposal (or nomination) is to be brought, except in certain circumstances, and must contain detailed information regarding the proposal (and, if applicable, the nominee) and the stockholder making the proposal (or nomination), including the name of the stockholder and the number of shares of our common stock owned beneficially and of record by the stockholder (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)). Any proposal (other than a nomination for election to GrafTech's Board of Directors) which a stockholder wishes to have considered must also describe, among other things, the stockholder's material direct or indirect interest in GrafTech (including any material direct or indirect interest of his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert) and whether such stockholder (or such affiliates, groups or persons) has solicited, is soliciting or plans to solicit proxies in respect of such matter. A stockholder proposing to nominate a candidate for election to GrafTech's Board of Directors must disclose, among other things, any professional, commercial, business or familial relationship that the stockholder (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)) has to the nominee (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)). The chairperson of the annual meeting for 2007 shall determine whether any such proposal (or nomination) shall have been properly brought. If such proposal (or nomination) is not properly brought, then the chairperson shall not allow a vote on the proposal (or nomination).

Proxyholders named in the proxy accompanying the proxy statement for the annual meeting for 2007 will have discretionary authority to vote on any proposal submitted at the meeting, other than a proposal that is included in such proxy statement.

PROPOSALS ON WHICH YOU MAY VOTE

1.  Election of Directors

        You may vote on the election of directors. Unless you specify otherwise, either when completing your proxy or a subsequent proxy or by casting a ballot in person at the meeting, your shares represented by a proxy in the form accompanying this proxy statement and returned to the proxyholders named therein will be voted for the election to GrafTech’s Board of Directors of each of the eight nominees listed beginning on page 7. GrafTech’s Board of Directors recommends a vote FOR each of the nominees.

PROPOSAL:  ELECTION OF DIRECTORS

Nominees for the Board of Directors

The eight nominees listed below were unanimously nominated by GrafTech’s Board of Directors in accordance with recommendations by the Nominating and Governance Committee. Each nominee has consented to being named as a nominee for election as a director and agreed to serve if elected. Each nominee who is elected will serve as a director until his or her successor is elected at the next annual meeting of stockholders or until his or her earlier removal or resignation. Except as otherwise described below, if any of the nominees is not available for election at the time of the meeting, discretionary authority will be exercised to vote for substitutes designated by GrafTech’s Board of Directors unless GrafTech’s Board of Directors chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee unavailable. The ages of the nominees are given as of March 1, 2006.

[PHOTOGRAPH]	R. EUGENE CARTLEDGE Director since 1996 Age 76

Mr. Cartledge has served as Chairman of the Board since February 2005. From 1986 until his retirement in 1994, Mr. Cartledge was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation. Mr. Cartledge retired as Chairman of the Board of Savannah Foods & Industries Inc. in December 1997; retired as a director of Chase Industries, Inc. in 2001; retired as a director of Delta Airlines, Inc. and Sun Company, Inc. in May 2002; and retired as a director of Formica Corporation in April 2005. He is currently a director of Blount International, Inc.

[PHOTOGRAPH]	MARY B. CRANSTON Director since 2000 Age 58

Ms. Cranston is a partner and has served since 1999 as Chair of Pillsbury Winthrop Shaw Pittman LLP, an international law firm. Ms. Cranston is based in San Francisco, California. Ms. Cranston has been practicing complex litigation, including antitrust, telecommunications and securities litigation, with Pillsbury Winthrop Shaw Pittman LLP since 1975. She is a trustee of Stanford University and the San Francisco Ballet and a director of the Bay Area Council, the Commonwealth Club of California, the Episcopal Charities, and the San Francisco Museum of Women.

[PHOTOGRAPH]	JOHN R. HALL Director since 1995 Age 73

Mr. Hall was Chairman of the Board and Chief Executive Officer of Ashland Inc. from 1981 until his retirement in January 1997 and September 1996, respectively. Mr. Hall had served in various engineering and managerial capacities at Ashland Inc. since 1957. He served as a director of Reynolds Metals Company from 1985 to 2000. He retired as Chairman of Arch Coal Inc. in 1998; retired as a director of CSX Corp. in May 2003; retired as a director of Canada Life in June 2003; and retired as a director of Bank One Corporation in May 2004. Mr. Hall currently serves as a member of the Boards of Humana Inc. and USEC Inc. Mr. Hall graduated from Vanderbilt University in 1955 with a degree in Chemical Engineering and later served as Vanderbilt’s Board Chairman from 1995 to 1999. Mr. Hall also serves as Chairman of the Blue Grass Community Foundation and the Commonwealth Fund for Kentucky Educational Television, and as President of the Markey Cancer Center Foundation.

[PHOTOGRAPH]	HAROLD E. LAYMAN Director since 2003 Age 59

From 2001 until his retirement in 2002, Mr. Layman was President and Chief Executive Officer of Blount International, Inc. Prior thereto, Mr. Layman served in other capacities with Blount International, including President and Chief Operating Officer from 1999 to 2001, Executive Vice President and Chief Financial Officer from 1997 to 2000, and Senior Vice President and Chief Financial Officer from 1993 to 1997. From 1981 through 1992, he held various financial management positions with VME Group/Volvo AB. From 1970 to 1980, Mr. Layman held various operations and financial management positions with Ford Motor Company. He is currently a director of Blount International Inc., Grant Prideco, Inc. and Infinity Property and Casualty Corporation.

[PHOTOGRAPH]	FERRELL P. MCCLEAN Director since 2002 Age 59

Ms. McClean was a Managing Director and the Senior Advisor to the head of the Global Oil & Gas Group in Investment Banking at J.P. Morgan Chase & Co. from 2000 through the end of 2001. She joined J.P. Morgan & Co. Incorporated in 1969 and founded the Leveraged Buyout and Restructuring Group within the Mergers & Acquisitions Group in 1986. From 1991 until 2000, Ms. McClean was a Managing Director and co-headed the Global Energy Group within the Investment Banking Group at J.P. Morgan & Co. Ms. McClean is currently a director of El Paso Corporation. She retired as a director of Unocal Corporation in 2005.

[PHOTOGRAPH]	MICHAEL C. NAHL Director since 1999 Age 63

Mr. Nahl has been Executive Vice President and Chief Financial Officer of Albany International Corp., a manufacturer of paper machine clothing, which are the belts of fabric that carry paper stock through the paper production process, since April 2005. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, and, prior to appointment to his present position, he was Senior Vice President and Chief Financial Officer . Mr. Nahl is currently a director of Lindsay Manufacturing Co. and a member of JPMorgan Chase and Company’s Regional Advisory Board.

[PHOTOGRAPH]	FRANK A. RIDDICK, III Director since September 2004 Age 49

Mr. Riddick has served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials used in countertops, cabinets, and flooring, since January 2002. Mr. Riddick was instrumental in assisting Formica to emerge from Chapter 11 bankruptcy proceedings in June 2004. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001 and in various other executive capacities at Armstrong and its subsidiaries from 1995 to 2000. In December 2000, Armstrong’s principal operating subsidiary, Armstrong World Industries, Inc., filed for Chapter 11 bankruptcy protection as a result of Armstrong’s legacy asbestos liabilities. Prior to joining Armstrong, he held a number of financial managerial positions with FMC Corporation, General Motors Corporation and Merrill Lynch & Co., Inc. Mr. Riddick is a director of Formica Corporation and a member of the Board of Visitors of the Fuqua School of Business at Duke University.

[PHOTOGRAPH]	CRAIG S. SHULAR Director since 2003 Age 53

Mr. Shular became Chief Executive Officer and a director in January 2003 and has served as President since May 2002. From May 2002 through December 2002, he also served as Chief Operating Officer. From August 2001 to May 2002, he served as Executive Vice President of our former Graphite Power Systems Division. He served as Vice President and Chief Financial Officer from January 1999, with the additional duties of Executive Vice President, Electrode Sales and Marketing from February 2000, to August 2001. From 1976 through 1998, he held various financial, production and business management positions at Union Carbide, including the Carbon Products Division from 1976 to 1979. We are the successor to the Carbon Products Division of Union Carbide. With the resignation of our Chief Financial Officer effective December 12, 2005, Mr. Shular was also appointed as our interim Chief Financial Officer.

THE BOARD OF DIRECTORS

Structure of the Board

o	Under the Amended and Restated By-Laws, GrafTech’s Board of Directors fixes the number of directors. GrafTech’s Board of Directors currently consists of eight members, each of whom the Board has determined to be an independent director (within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”), except for Mr. Shular, who is a GrafTech employee. The Board has determined that to be considered independent, an outside director may not have a material relationship with GrafTech (either directly or as a partner, stockholder or officer of an organization that has a relationship with GrafTech). In determining whether a material relationship exists, the Board considers, among other things, whether a director or a member of his or her immediate family during the past three years (i) was a former employee, (ii) received more than $100,000 in direct compensation in any 12-month period from GrafTech (other than director fees and pension or other deferred compensation for prior service), (iii) has been affiliated or employed by a present or former auditor of GrafTech, or (iv) is or has been part of an interlocking directorate. The Board consults with GrafTech’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including, but not limited to, those set forth in the listing standards of the NYSE. The Board has considered the employment of Ms. McClean’s husband by an entity recently acquired by the Bank of New York, a lender of 2.7% of the funds borrowed by us under our credit facility entered into on February 7, 2005. The Board has determined that, despite this relationship, Ms. McClean is an “independent director” under applicable securities laws, regulations and NYSE listing standards. This determination applies to Ms. McClean’s service on the Board and, also, as a member of our Audit and Finance Committee. The Board selects the Chairman following each annual meeting of stockholders. It is expected that Mr. Cartledge will be selected to continue as Chairman after the 2006 annual meeting.

o	GrafTech’s Board of Directors has established three standing committees, the Audit and Finance Committee, the Nominating and Governance Committee and the Organization, Compensation and Pension Committee, and periodically establishes other committees, in each case so that certain important matters can be addressed in greater depth than may be possible in a meeting of the entire Board. Under the Board and Committee charters described below, members of the three standing committees must be independent directors within the meaning of the listing standards of the NYSE. Further, members of the Audit and Finance Committee must be independent directors within the meaning of the Sarbanes-Oxley Act of 2002, must satisfy the expertise requirements of the listing standards of the NYSE and must include an audit committee financial expert within the meaning of the SEC rules. GrafTech’s Board of Directors has determined that the three standing committees currently consist of members who satisfy such requirements.

Meetings of the Board

o	GrafTech’s Board of Directors met 9 times during 2005.

o	Each director is expected to attend meetings of GrafTech’s Board of Directors and meetings of committees of GrafTech’s Board of Directors of which he or she is a member, and to spend the time necessary to properly discharge his or her respective duties and responsibilities. During 2005, each director who was then serving attended at least 75% of the total number of meetings of GrafTech’s Board of Directors and meetings of committees of GrafTech’s Board of Directors of which he or she was a member. Directors are encouraged, but not required, to attend GrafTech’s annual meetings of stockholders. All of our directors attended the 2005 annual meeting of stockholders.

Committees of the Board

A description of the functions of each standing committee is set forth beginning on page 13, and the members of each standing committee at March 31, 2006 and the number of meetings held by each standing committee in 2005 are set forth on page 16.

All committees have the authority to retain and pay advisors and conduct investigations without further approval of GrafTech’s Board of Directors or management. All such advisors shall report and be responsible directly to the committee which retains them, including the independent registered public accounting firm (who are required to be retained by the Audit and Finance Committee).

Board and Committee Charters

GrafTech’s Board of Directors adopted corporate governance guidelines (called the Charter of the Board) and each committee has adopted written corporate governance guidelines (called a charter) that, at a minimum, are intended to satisfy the requirements of the listing standards of the NYSE. These guidelines cover such matters as purpose and powers, composition, meetings, procedures, required responsibilities and discretionary activities which GrafTech’s Board of Directors or the committee should periodically consider undertaking. Each committee is authorized to exercise all power of GrafTech’s Board of Directors with respect to matters within the scope of its charter.

The Charter of the Board containing the corporate governance guidelines and each of the committee charters are available on our Web site by clicking on “Corporate Governance Guidelines” at http://www.graftech.com/GrafTech/About+Our+Company/Corporate+Governance/Default.htm and in print to any stockholder upon request. The information contained on our Web site is not part of this proxy statement.

Nothing in the charter of GrafTech’s Board of Directors or of any committee shall expand or increase the duties, responsibilities or liabilities of any member under any circumstance beyond those otherwise then existing under applicable law.

Corporate Governance

The charter of GrafTech’s Board of Directors provides, among other things, that:

o	a majority of the directors shall be independent within the meaning of the listing standards of the NYSE;

o	if a member of the Audit and Finance Committee simultaneously serves on an audit committee of more than three public companies, GrafTech’s Board of Directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Audit and Finance Committee;

o	no director will be nominated for election or re-election if he or she would be age 74 or older at the time of election, unless special circumstances so warrant;

o	GrafTech’s Board of Directors shall meet in regular sessions at least six times annually (including telephonic meetings and the annual retreat described below);

o	GrafTech’s Board of Directors shall have an annual extended retreat with executive officers at which there will be a full review of financial statements and financial disclosures, long-term strategies, plans and risks, and current developments in corporate governance; and

o	non-management directors will meet in executive session at least once annually.

The charter requires GrafTech’s Board of Directors, in consultation with the General Counsel, to establish a means for stockholders and employees to communicate with non-management directors and to disclose the name of the presiding director, who will ultimately receive such communication, and the means for such communication in the annual proxy statement. A majority of the non-management directors choose the director who presides at the meetings of non-management directors. R. Eugene Cartledge is currently serving as such presiding director. Any such communication to the presiding director should be directed to either one of the following individuals: M. Ridgway Barker or

Randi-Jean G. Hedin, Kelley Drye & Warren LLP, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, (203) 324-1400 (phone), (203) 327-2669 (fax), and mrbarker@kelleydrye.com or rhedin@kelleydrye.com. These individuals will forward all such communications to the presiding director if they relate to substantive matters and include suggestions or comments that they consider important for the presiding director to know. Generally, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances or communications which are repetitive or duplicative.

Code of Conduct and Ethics

We have had for many years a Code of Conduct and Ethics. The Code of Conduct and Ethics applies to all employees, including senior executives and financial officers, as well as all directors. It is intended, at a minimum, to comply with the listing standards of the NYSE as well as the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder. A copy of our Code of Conduct and Ethics is available on our Web site at www.graftech.com/GrafTech/About+Our+Company/Corporate+Policies/Code+of+Conduct_Ethics.htm and in print to any stockholder upon request. Only GrafTech’s Board of Directors or the Audit and Finance Committee may waive the provisions of our Code of Conduct and Ethics with respect to executive officers and directors. Any such waivers will be posted on our Web site.

COMMITTEES OF THE BOARD

Audit and Finance Committee

The Audit and Finance Committee assists GrafTech’s Board of Directors in discharging and performing its duties and responsibilities with respect to the financial affairs of GrafTech. Without limiting the scope of such activities, the Committee shall:

o	select, retain, evaluate and, as appropriate, terminate and replace the independent registered public accounting firm;

o	review and, as appropriate, approve, prior to commencement, all audit and non-audit services to be provided by the independent registered public accounting firm;

o	review regularly with management, the director of internal audits and the independent registered public accounting firm any audit problems or difficulties and management's response thereto;

o	resolve or direct the resolution of all material disagreements between management and the independent registered public accounting firm regarding accounting and financial reporting;

o	review with management and the independent registered public accounting firm all reports delivered by the independent registered public accounting firm with respect to critical accounting policies and practices used, alternative treatments of financial information available under GAAP and other written communications between the independent registered public accounting firm and management, together with their ramifications and the preferred treatment by the independent registered public accounting firm;

o	meet at least once annually with management, the director of the internal audit department, the General Counsel and the independent registered public accounting firm in separate private sessions;

o	assess at least annually the adequacy of codes of conduct, including codes relating to ethics, integrity, conflicts of interest, confidentiality, public disclosure and insider trading and, as appropriate, adopt changes thereto, and otherwise discharge its responsibilities with respect to the adoption, improvement and implementation of the code of conduct;

o	direct the establishment of procedures for the receipt and retention of, and the response to, complaints received regarding accounting, internal control or auditing matters; and

o	direct the establishment of procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

No member of the Committee serves as a member of an audit or similar committee of more than three public companies.

Organization, Compensation and Pension Committee

The Organization, Compensation and Pension Committee assists GrafTech’s Board of Directors in discharging and performing its duties and responsibilities with respect to management compensation and succession, employee benefits and director compensation. Without limiting the scope of such activities, the Committee shall:

o	annually determine the compensation of the Chief Executive Officer and the corporate goals and objectives relevant thereto and evaluate the performance of the Chief Executive Officer in light of such goals and objectives;

o	review and evaluate compensation (including incentive compensation) for senior management and determine compensation for directors;

o	review organizational systems and plans, including those relating to management development and succession planning, including contingency planning for unanticipated sudden developments; and

o	administer stock-based compensation plans.

Nominating and Governance Committee

The Nominating and Governance Committee assists GrafTech’s Board of Directors in discharging and performing its duties and responsibilities with respect to nomination of directors, selection of committee members, assessment of performance of GrafTech’s Board of Directors and other corporate governance matters. Without limiting the scope of such activities, the Committee shall:

o	review candidates for nomination for election as directors submitted by directors, officers, employees and stockholders; and

o	review at least annually the current directors of GrafTech’s Board of Directors to determine whether such individuals are independent under the listing standards of the NYSE and the SEC rules under the Sarbanes-Oxley Act of 2002.

The Committee annually assesses the composition of GrafTech’s Board of Directors and its standing committees to determine whether they comply with requirements under Board and Committee charters, SEC rules, NYSE listing standards and applicable laws and possess the core competencies described below. In addition, the Committee assesses whether each director has the skills and characteristics described below and undertakes succession and other planning as to the future needs of GrafTech. The Committee gathers suggestions as to individuals who may be available to meet those future needs from a variety of sources, such as past and present directors, stockholders, colleagues and other parties with which we have business dealings, and undertakes a preliminary review of the individuals suggested. The preliminary review may include preliminary searches of public information available about the individuals. At such times as the Committee determines that a relatively near term need exists and if, following a preliminary review, the Committee believes that an individual may strengthen the core competencies and possess the skills and characteristics described below, the Committee will contact the individual to ascertain his or her interest in serving GrafTech and obtain further information about and insight as to such individual. In connection therewith, the Committee typically reviews detailed resumes and questionnaires, contacts references, conducts in-depth interviews and undertakes in-depth searches of public information. Based thereon and on the Committee’s evaluation of other potential nominees and GrafTech’s needs, the Committee determines whether to nominate the individual for election as a director. While we have not in the past engaged any third party to identify or evaluate nominees, the Committee may do so in the future.

There are no differences in the manner in which the Committee evaluates nominees for directors recommended by a stockholder. To submit a nominee for election as a director for consideration by the Committee, a stockholder must submit a written request to that effect to the Secretary of GrafTech at GrafTech’s principal executive office. Any such request will be subject to the requirements described in the Answer to Question 14 on page 4.

The Committee believes that GrafTech’s Board of Directors, as a whole, should possess the following core competencies:

o	accounting, finance and disclosure: ability to protect and inform security holders through liquidity and capital resource management and internal financial and disclosure controls;

o	business judgment: ability to assess business risk and stockholder value creation strategies;

o	management: ability to apply general management best practices in a complex, rapidly evolving business environment;

o	crisis response: ability and time to perform during periods of both short-term and prolonged crisis;

o	industry knowledge: ability to assess opportunities and threats unique to GrafTech's industry;

o	international markets: ability to appreciate the importance of global business trends;

o	leadership: ability to attract, motivate and energize a high-performance leadership team; and

o	strategy/vision: ability to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, and evaluating strategic decisions.

The Committee also believes that each director should possess the following skills and characteristics:

o	high personal standards of integrity and honesty, and a desire to make full disclosure of all present and future conflicts of interest;

o	the ability to make informed business judgments;

o	literacy in financial and business matters;

o	the ability to be an effective team member;

o	a commitment to active involvement and an ability to give priority to GrafTech;

o	no affiliations with competitors;

o	achievement of high levels of accountability and success in his or her given fields;

o	no geographic travel restrictions;

o	an ability and willingness to learn GrafTech’s business or, ideally, experience in GrafTech’s business or in professional fields (i.e., finance, accounting, law or banking) or in other industries or as a manager of international businesses so as to have the ability to bring new insight, experience or contacts and resources to GrafTech;

o	a willingness to make a personal substantive investment in GrafTech;

o	no direct affiliations with major suppliers or vendors; and

o	previous public company board experience together with good references.

BOARD COMMITTEE MEMBERSHIP ROSTER
As of March 31, 2006

Name	Audit and Finance	Organization, Compensation and Pension	Nominating and Governance
R. Eugene Cartledge(1)		x	x*
Mary B. Cranston		x	x
John R. Hall		x*	x
Harold E. Layman		x
Ferrell P. McClean(2)	x
Michael C. Nahl(2)	x*
Frank A. Riddick, III(2)	x
Craig S. Shular
Number of meetings in 2005	10	10	3

*	Committee Chairperson.

(1)	Although having attained the mandatory retirement age set by GrafTech’s Board of Directors, GrafTech’s Board of Directors unanimously requested that Mr. Cartledge continue his service as a director based on his integrity, experience, length of service and knowledge of GrafTech’s business and operations.

(2)	Ms. McClean, Mr. Nahl and Mr. Riddick have each been designated by GrafTech’s Board of Directors as an audit committee financial expert within the meaning of the SEC rules under the Sarbanes-Oxley Act of 2002.

AUDIT AND FINANCE COMMITTEE REPORT

GrafTech’s management is responsible for its financial reporting, including design and implementation of internal controls and preparation of consolidated financial statements in accordance with generally accepted accounting principles. GrafTech’s independent registered public accounting firm is responsible for auditing those consolidated financial statements. The Committee is responsible for overseeing those activities. The Committee does not and is not required to prepare or review financial records, prepare or audit financial statements, design or implement internal controls, make estimates or select principles used for financial reporting, or identify and eliminate financial risks or non-compliance with applicable law. Therefore, the Committee relies, without independent verification, on representations and information provided by management (including executive, financial, legal and internal audit management) that, among other things, the audited consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The Committee also relies, without independent verification, on reports by the independent registered public accounting firm that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles.

The Committee reviewed and discussed GrafTech’s audited consolidated financial statements for the year ended December 31, 2005 with GrafTech’s management and PricewaterhouseCoopers LLP, GrafTech’s independent registered public accounting firm for 2005. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. This included a discussion of the independent registered public accounting firm’s judgment as to the quality, as well as the acceptability, of GrafTech’s accounting principles and such other matters that the Public Company Accounting Oversight Board (United States) requires to be discussed with an audit committee. The Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from GrafTech and its management. The Committee also reviewed with management and PricewaterhouseCoopers LLP all reports delivered by PricewaterhouseCoopers LLP in accordance with Section 10A(k) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to critical accounting policies and practices used, alternative treatments of financial information available under U.S. generally accepted accounting principles and other written communications between PricewaterhouseCoopers LLP and management, together with their ramifications and the preferred treatment by PricewaterhouseCoopers LLP.

The Committee has established a policy requiring approval by it of all fees for all audit and non-audit services to be provided by GrafTech’s independent registered public accounting firm, prior to commencement of such services. Consideration and approval of fees generally occurs at the Committee’s regularly scheduled meetings or, to the extent that such fees relate to other matters, at special meetings. In situations where it may be impractical to wait until the next meeting, the Committee has delegated authority to approve such fees to the chairperson of the Committee, up to an annual aggregate amount of $100,000. The chairperson must report all such approvals to the entire Committee at the next meeting of the Committee. All of the fees reflected in the table below were preapproved by the Committee.

The Committee has determined that the approval and payment of all fees in 2005 complied with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder. The Committee also determined that the provision of non-audit services by PricewaterhouseCoopers LLP to GrafTech and its subsidiaries was compatible with the maintenance by PricewaterhouseCoopers LLP of its independence from GrafTech.

Based on its review and discussions noted above, the Committee recommended to GrafTech’s Board of Directors that it approve, and GrafTech’s Board of Directors approved, the inclusion of GrafTech’s audited consolidated financial statements in GrafTech’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

A summary of the fees which GrafTech and its subsidiaries paid to PricewaterhouseCoopers LLP and its respective affiliates for professional services performed for 2005 and 2004, respectively, is set forth below.

Independent Registered Public Accounting Firm’s Fees

	2005	2004
	(Dollars in millions)
Audit Fees(a)	3.0	2.8
Audit-Related Fees(b)	1.2	0
Tax Fees(c)	0.5	0.4
All Other Fees(d)	*	--
Total	4.7	3.2

*Less than $0.1 million

(a)	Includes fees in connection with:

o	Audits of our annual consolidated financial statements and internal controls over financial reporting;
o	Reviews of our quarterly financial statements;
o	Statutory and regulatory audits of subsidiaries; and
o	Consents and other services related to SEC matters.

(b)	Includes fees in connection with:

o	Financial accounting and reporting consultations; and
o	Attestation services not required by statute or regulation.

(c)	Includes fees in connection with:

o	Tax consulting and planning services (for 2005, $0.2 million and for 2004, $0.1 million); and
o	Tax compliance services (which are services rendered based upon facts already in existence or transactions that have already occurred to document and compute amounts to be included in tax filings) (for 2005 and 2004, $0.3 million).

(d)	Represents:

o	For 2005, $3,000 for a license fee for technical databases.

AUDIT AND FINANCE COMMITTEE as of December 31, 2005 Michael C. Nahl, Chairperson Ferrell P. McClean Frank A. Riddick, III

ORGANIZATION, COMPENSATION AND PENSION COMMITTEE REPORT

The philosophy of GrafTech’s Board of Directors and the Committee has always been, and continues to be, to compensate management in a manner and an amount that enables us to seek to:

o	attract and retain qualified individuals;

o	motivate them to devote effort, initiative and ability to enable GrafTech to meet its goals; and

o	align their interests with the interests of stockholders.

GrafTech seeks to implement this philosophy, with respect to management employees, through a combination of base compensation (including benefits) and stock- and cash-based incentives. In general, base compensation is intended to be sufficient to attract and retain qualified employees. Stock-based incentive compensation is designed to compensate management for long-term value creation for GrafTech’s stockholders as reflected in the market value of our common stock. The Committee believes that this is the primary interest of stockholders and that, over the long term, improvements in the performance of GrafTech’s businesses will be the primary driver of such value creation. Cash-based incentive compensation is designed to reward management for achievement of annual cash flow targets and strategic milestones that improve the performance of GrafTech’s businesses and create long-term value.

Consistent with this philosophy and these factors, compensation of senior management for 2005 consisted of base salary. For 2005, the base salaries of the Chief Executive Officer and the other executive officers were determined by the Committee, and for the other members of management by the Chief Executive Officer, based on general parameters determined by the Committee in consultation with the Chief Executive Officer. Base salary for each member of senior management is determined after taking into account his or her current or new position and current base salary, salaries and other compensation offered by other companies for individuals in equivalent positions, and, to the extent relevant, the geographic area in which he or she is or will be employed.

Annual cash bonuses awarded to each member of senior management are determined based on the factors mentioned above, achievement of specified strategic goals during the prior year and the cash flow performance of GrafTech as a whole during the prior year. Annual cash bonuses for each year are determined and payable in the following year. The specified goals for 2005 primarily related to cash flow from GrafTech’s lines of business. The cash flow goals were not achieved in 2005 and, as a result, no annual cash bonuses were awarded for 2005.

Stock options, restricted stock and other equity-based awards granted to each member of senior management are determined based on the same factors as those mentioned above. A grant of 832,000 shares as restricted stock was made in August 2005 to approximately 60 senior management employees. This grant was made under our long-term incentive program, and the terms of this grant are described beginning on page 27.

Mr. Shular’s compensation for 2005 was determined on the same basis as other members of senior management (commensurate with his position).

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of the $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. While the Committee considers the impact of Section 162(m) in connection with implementing the philosophy described above, it does not believe that Section 162(m) is a significant factor in determining the amount or types of compensation to be paid to senior management or the conditions to payment of such compensation.

ORGANIZATION, COMPENSATION AND PENSION COMMITTEE as of December 31, 2005 John R. Hall, Chairperson R. Eugene Cartledge Mary B. Cranston Harold E. Layman

DIRECTOR COMPENSATION

The philosophy of GrafTech’s Board of Directors has always been, and continues to be, to compensate non-employee directors in a manner and an amount that enables us to:

o	attract and retain qualified and experienced individuals;

o	motivate them to devote time and effort to GrafTech; and

o	align their interests with the interests of stockholders.

Competition for and retention of qualified and experienced directors is particularly intense in the current corporate governance environment. GrafTech’s Board of Directors seeks to implement this philosophy through a combination of cash payments and stock-based incentives that achieves an appropriate total compensation level.

Beginning in 2004, each director who is not an employee of GrafTech is compensated for services as a director by an annual retainer of $30,000 and a meeting fee of $1,500 for each Board meeting attended and $1,000 for each committee meeting attended, including attendance by telephone. In addition, the Chairpersons of the Board, the Audit and Finance Committee and the other standing committees of the Board are compensated for such services by an additional annual retainer of $25,000, $10,000 and $5,000, respectively.

All directors are entitled to reimbursement for expenses incurred in rendering services as directors. Employee directors do not receive compensation for rendering services as directors.

Stock Option and Restricted Stock Grants. The Organization, Compensation and Pension Committee has adopted a policy of granting to then serving non-employee directors, awards with respect to that number of shares of our common stock fixed annually by the Committee (the “Annual Grant”). For 2003 and 2004, the Annual Grant consisted of awards of options to purchase 12,800 shares and 3,500 shares, respectively, of our common stock such that the value of the award at the time of the grant approximated $33,000. For 2005 and 2006, the Annual Grant consisted of awards of 5,000 restricted shares of our common stock. The Committee has also adopted a policy of granting to non-employee directors options to purchase 5,000 shares of our common stock (the “Initial Grant”) as well as a prorated portion of the Annual Grant upon their initial election as directors. All of these restricted shares and options generally vest one year after the date of grant so long as the director is then serving as a director. The exercise price per share of these options is the fair market value on the date of grant (as defined under the relevant stock-based incentive plan). Vested options granted to a non-employee director expire upon the earlier of ten years after the date of grant or four years after the director ceases to be a director. Other provisions relating to these options are the same as those relating to options granted to management employees as described beginning on page 26.

Other Compensation. GrafTech’s Board of Directors has in the past and the Organization, Compensation and Pension Committee may in the future award additional cash- or stock-based compensation to one or more directors for special services rendered to GrafTech.

Beginning in 2004, the Organization, Compensation and Pension Committee has authorized us to offer non-employee directors the opportunity to receive deferred stock units in lieu of some or all of their retainers, accrued meeting fees for services, and annual restricted stock grants. Each deferred stock unit represents a share of our common stock which has been awarded to a recipient for delivery at a later date, and, which, once vested, is not subject to forfeiture. It is intended that the value (based on fair market values described above) and vesting of the deferred stock awarded approximate the amount and timing of retainers and fees that would otherwise be paid. Vesting accelerates upon the occurrence of a change of control (as described beginning on page 28), upon death or at the election of GrafTech’s Board of Directors or the Organization, Compensation and Pension Committee. Delivery of our common stock represented by the deferred stock units will be made on the earliest of a date specified by the recipient (that is in a year after the year during which the election is made), the date on which a change of control occurs, the recipient’s death, or the fifth anniversary of the date on which the recipient ceases to be a director.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND SENIOR MANAGEMENT

Currently, GrafTech’s Board of Directors has adopted guidelines for ownership of common stock by directors and members of senior management. Compliance with the guidelines is voluntary.

Under the guidelines, each non-employee director should, within a reasonable period of time after election as a director, own shares of our common stock with a market value equal to at least two times his or her annual retainer.

In addition, under the guidelines, certain members of senior management should, within five years after appointment as a member of senior management, own a prescribed number of shares of our common stock. This ownership guideline is based on his or her annual base salary divided by $7.50 (or in the case of the CEO, three times his or her annual base salary divided by $7.50).

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning compensation received by the Chief Executive Officer at December 31, 2005, each of our other four most highly compensated executive officers at December 31, 2005 and two additional former executive officers who would have been included in our four most highly compensated executive officers if they were still serving as such on December 31, 2005, who received total salary and bonus compensation in excess of $100,000 for services rendered in all capacities (including service as a director of GrafTech or an officer or director of one or more of our subsidiaries) during our last fiscal year. The individuals listed in the following table are sometimes called the “named executive officers.”

Summary Compensation Table(a)

		Annual Compensation			Long Term Compensation Awards
Name and Principal Positions at December 31, 2005	Year	Salary	Bonus	Other Annual Compensation(b)	Restricted Stock Awards(c)	Securities Underlying Options(d)	All Other Compensation(e)
Craig S. Shular	2005	$510,000	—	$44,609	$772,200	—	$31,650
Chief Executive Officer &	2004	500,000	—	138,928	—	—	70,473
President(f)	2003	500,000	$590,625	61,210	—	600,000	26,024

Corrado F. De Gasperis(g)	2005	$253,750	—	$10,939	$297,000	—	$18,837
	2004	259,999	—	13,982	—	—	37,044
	2003	259,999	$250,000	17,496	—	200,000	16,048

Scott C. Mason(h)	2005	$279,169	—	—	—	—	$721,696
	2004	315,000	—	$3,822	—	—	31,565
	2003	315,000	$275,000	5,823	—	275,000	15,817

Karen G. Narwold	2005	$256,250	—	$24,551	$297,000	—	$18,625
Vice President, General Counsel,	2004	250,000	—	33,151	—	—	39,244
Human Resources & Secretary(i)	2003	250,000	$250,000	74,722	—	200,000	15,423

John J. Wetula	2005	$193,508	—	—	$336,862	—	$14,701
Vice President and President,	2004	187,872	—	—	—	—	21,456
Natural Graphite(j)	2003	187,872	$75,000	$9,083	—	105,000	12,477

Petrus J. Barnard	2005	$262,500	—	$82,605	$297,000	100,000	$20,937
Vice President and President,	2004	—	—	277,655	—	—	—
Graphite Electrodes(k)	2003	62,562	$246,400	216,080	—	100,000	1,500,774

Hermanus L. Pretorius	2005	$266,964	—	$21,908	$118,800	—	$21,643
General Manager, Cathodes(l)

(a)	Includes, for each year, compensation earned but deferred under compensation deferral or other applicable plans or statutory provisions.

(b)	Includes for 2005, 2004 and 2003 (respectively and as applicable, except as otherwise noted): for Mr. Shular, $7,044, $6,625, and $6,912, for Mr. De Gasperis, $7,044, $6,625, and $6,425, for Ms. Narwold, $7,044, $6,740, and $6,425, and for Mr. Barnard, $0, $1,655 and $6,425 of financial planning services and related tax advice and, in certain cases, tax return preparation services; for Mr. Shular, $37,565, $132,303, and $54,299, for Mr. De Gasperis, $3,894, $7,357, and $11,071, for Mr. Mason, $0, $3,822, and $5,823, for Ms. Narwold, $17,507, $26,411, and $68,297, and for Mr. Barnard, $13,605, $0 and $2,655 of reimbursement for relocation expenses and, if applicable, reimbursement for tax liabilities thereon; for Mr. Wetula, for 2003, $9,083 of imputed interest income and reimbursement for tax liabilities on non-interest bearing loans under various programs that were closed in 2002; for Mr. Barnard, $69,000, $276,000 and $207,000 for consulting fees for services performed; for 2005, for Mr. Pretorius, $2,156 of tax preparation services and $19,752 of reimbursement for expatriate education benefits.

(c)	For 2005, based on $5.94, the closing price of the common stock on the NYSE on August 31, 2005, the date of grant (of such shares, one-third vest on August 31 of each of 2006, 2007 and 2008). At December 31, 2005, based on $6.22, the closing price of the common stock on the NYSE on December 30, 2005, the number and value of shares held was: for Mr. Shular, 130,000 shares at $808,600, for Mr. De Gasperis, 50,000 shares at $311,000, for Ms. Narwold, 50,000 shares at $311,000, for

Mr. Barnard, 50,000 shares at $311,000, for Mr. Wetula, 24,000 shares at $149,280, and for Mr Pretorius, 20,000 shares at $124,400. Additionally, Mr. Wetula was granted 51,539 shares as restricted stock on May 25, 2005 (such shares are subject to a two-year cliff vesting period), at the closing price on the date of grant of $3.77. The value of these shares as of December 31, 2005, based on $6.22, the closing price of the common stock on the NYSE on December 30, 2005, was $320,573. Any dividend payable on the common stock shall be payable on all unvested shares of restricted stock upon vesting.

(d)	Mr. Barnard was granted options to purchase 100,000 shares on April 1, 2005; the closing price on the date of the grant was $5.46. These options vest two years from the date of grant and expire ten years from the date of grant.

(e)	Includes for 2005, 2004 and 2003 (respectively and as applicable, except as otherwise noted): for Mr. Shular, $8,400, $8,200 and $8,000, for Mr. De Gasperis, $8,400, $8,200 and $8,000, for Mr. Mason, $8,400, $8,200 and $5,900, for Ms. Narwold, $8,062, $8,108 and $8,000, for Mr. Wetula, $7,276, $8,195 and $7,439, and for Mr. Barnard, $7,962, $0 and $1,668 for employer contributions to the Savings Plan; for Mr. Shular, $8,250, $7,575 and $1,875, for Mr. De Gasperis, $8,250, $10,552 and $7,825, for Mr. Mason, $8,250, $8,053 and $7,825, for Ms. Narwold, $8,250, $11,178 and $7,200, for Mr. Wetula, $6,845, $10,401 and $4,870, and for Mr. Barnard, $8,250, $0 and $0 for employer contributions to a defined contribution retirement plan; for 2003, for Mr. Shular, $399, for Mr. De Gasperis, $223, for Mr. Mason, $280, for Ms. Narwold, $223, for Mr. Barnard, $16,253, and for Mr. Wetula, $168, of excess cash value received upon the termination of the split dollar life program; for Mr. Shular, $0, $16,667 and $7,000, for Mr. De Gasperis, $0, $6,667 and $0, for Ms. Narwold, $0, $8,333 and $0, for Mr. Wetula, $0, $2,315 and $0, and for Mr. Barnard, $2,100, $0 and $0 for employer contributions to our nonqualified savings plan; and, for Mr. Shular, $15,000, $38,031 and $8,750, for Mr. De Gasperis, $2,188, $11,625 and $0, for Mr. Mason, $1,431, $15,313 and $1,812, for Ms. Narwold, $ 2,313, $11,625 and $0, for Mr. Wetula, $581, $545 and $0, and for Mr. Barnard, $2,625, $0 and $0 for employer contributions to our nonqualified defined contribution retirement plan. Includes for 2005, for Mr. Pretorius, $21,643 for employer contributions to the UCAR S.A. pension plan. Includes for 2005, for Mr. Mason, severance pay of $40,556 and termination vacation pay of $22,462 and a non-qualified lump sum distribution of $640,958. Includes for Mr. Barnard for 2003, termination vacation pay of $36,575, a transportation allowance of $1,514, total monthly non-qualified payments of $59,046 and a non-qualified lump sum distribution of $1,385,719.

(f)	Mr. Shular joined us as Vice President & Chief Financial Officer in January 1999, became Executive Vice President, Electrode Sales and Marketing, and Chief Financial Officer in February 2000, became Executive Vice President, Graphite Power Systems Division, in August 2001, became President and Chief Operating Officer in May 2002, became Chief Executive Officer & President in January 2003 and was also appointed interim Chief Financial Officer in December 2005.

(g)	Mr. De Gasperis joined us as Controller in July 1998, became Vice President & Chief Information Officer in February 2000 and became Vice President, Chief Financial Officer & Chief Information Officer in August 2001. Mr. De Gasperis resigned as Vice President, Chief Financial Officer and Chief Information Officer on December 12, 2005, but remained an employee through March 15, 2006.

(h)	Mr. Mason joined us as Director of Mergers and Acquisitions of GrafTech and Chief Financial Officer of our subsidiary, Advanced Energy Technology Inc., in April 2000, became Executive Vice President, Advanced Energy Technology Division, in August 2001, became President, Synthetic Graphite Line of Business, in January 2003 and became President, Advanced Carbon Solutions Line of Business in April 2005. Mr. Mason ceased to be an officer September 15, 2005, but remained an employee through November 15, 2005.

(i)	Ms. Narwold joined us as Regulatory and Commercial Counsel in July 1990, became Assistant General Counsel in May 1995, became Deputy General Counsel in January 1999, became Vice President, General Counsel & Secretary in September 1999 and became Vice President, General Counsel, Human Resources & Secretary in January 2002.

(j)	Mr. Wetula joined us in 1982, became General Manager of our GRAFOIL® product line in October 1996, became Director of Export Sales in July 1998, became President of our subsidiary, Advanced Energy Technology Inc., in July 1999 and became Vice President and President, Natural Graphite, in January 2003.

(k)	Mr. Barnard joined us in August 1972, became Executive Vice President, Graphite Power Systems in March 2000, became President, Advanced Carbon Materials, in April 2003 and became Vice President and President, Graphite Electrodes, in April 2005. From April 2003 until April 2005, he performed his services for us on a consultancy basis.

(l)	Mr. Pretorius joined us in August 1977, became Director, Operations, Graphite Electrodes, Europe and South Africa, in March 1998, became Director, Global Manufacturing, in May 2000, became Director, Operations, Europe, Asia, South Africa, Graphite Power Systems, in August 2001, became Vice President, Graphite Power Systems and Director Operations, Europe, Asia, and South Africa and Corporate Purchasing, in September 2003, became Director, Graphite Electrode Operations and Engineering, in January 2005 and became General Manager, Cathodes, in September 2005. Mr. Pretorius was not an executive officer of ours prior to 2005. As a result, only information for 2005 is presented.

Option Grants, Exercises and Values

In July 2003, we adopted a long-term incentive program that provided for the grant of stock options under our stock-based incentive plans described beginning on page 26. Under this program, we granted options to certain officers, managers and others to purchase an aggregate of 3,021,500 shares of our common stock at an exercise price equal to the fair market value (as defined under the plans) on the date of grant, which was July 31, 2003. The number of shares covered by the options granted to each recipient approximated the aggregate number that would otherwise have been granted annually to such recipient over the three-year period from 2003 through 2005. These options vest in five years from the date of grant and expire five months thereafter. The vesting period may be accelerated if certain cash flow from operations targets are met. As of March 1, 2005, one-third of these options were vested. On November 30, 2005, the Board of Directors approved accelerated vesting of the balance of these shares.

The following tables set forth certain information relating to the grant of options to the named executive officers during 2005, the exercise of options by the named executive officers during 2005 and the value of options held by the named executive officers at December 31, 2005.

Option Grants in 2005

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2005	Exercise Price Per Share	Expiration Date	5%	10%
Petrus J. Barnard	100,000	51%	$5.46	4/1/2015	$343,376	$870,183

Total potential increase in value to all stockholders at assumed annual rates of stock price appreciation for option term, based on approximately 98,100,000 shares outstanding and closing price per share as of April 1, 2005, the date of grant					$336,852,313	$853,649,899

Aggregated Option Exercises in 2005
and Option Values at December 31, 2005

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005 (Exercisable/Unexercisable)	Value of Unexercised In-The-Money Options at December 31, 2005 (Exercisable/Unexercisable)
Craig S. Shular	--	--	967,000/0	$0/$0
Corrado F. De Gasperis	--	--	443,500/0	$0/$0
Scott C. Mason	--	--	492,000/0	$0/$0
Karen G. Narwold	--	--	404,246/0	$0/$0
John J. Wetula	--	--	272,300/0	$0/$0
Petrus J. Barnard	--	--	276,000/100,000	$0/$76,000
Hermanus L. Pretorius	--	--	189,500/0	$0/$0

The value of the unexercised in-the-money-options is based on $6.22, the closing price of the common stock on the NYSE on December 30, 2005 and the exercise price per share of each of these options which is equal to the fair market value (as defined under the plan) on the date of grant. These options expire between February 8, 2006 and April 1, 2015.

Stock-Based Incentive Plans

We historically have adopted several stock incentive plans. The aggregate number of shares reserved under the plans since their initial adoption was 14,500,000 shares at December 31, 2003 and December 31, 2004 and 19,300,000 shares at December 31, 2005. Such plans permitted options, restricted stock and other awards to be granted to employees and, in the case of two plans, also to non-employee directors.

The GrafTech International Ltd. 2005 Equity Incentive Plan (“the 2005 Plan”) was approved by our shareholders in the second quarter of 2005. The 2005 Plan provides that the GrafTech Management Stock Incentive Plan (Original Version), Management Stock Incentive Plan (Senior Version), Management Stock Incentive Plan (Mid-Management Version), 1995 Equity Incentive Plan and 1996 Mid-Management Equity Incentive Plan (collectively, the “existing plans”) are frozen and will remain in effect only to the extent of awards outstanding under such existing plans on May 25, 2005. The 2005 Plan initially covers 4,800,000 shares. Shares under the existing plans are added to and become available for awards under the 2005 Plan to the extent (but only to the extent) that stock options or stock grants outstanding on May 25, 2005 under the existing plans expire or are canceled or forfeited before they are exercised, and limited to the extent of the current outstanding awards.

The number of shares of our common stock still reserved under plans in which named executive officers and non-employee directors are eligible to participate was 12,140,477 as of December 31, 2005, of which 8,545,272, were subject to then outstanding options and restricted shares. Any shares subject to, and the exercise or measurement prices of, awards are subject to adjustment for stock dividends, stock splits and certain business combinations and other events.

Employees have been and may be granted vested or unvested awards at the discretion of GrafTech’s Board of Directors or the Organization, Compensation and Pension Committee. Unvested awards granted to management employees have vested or may vest on satisfaction of such employment or performance conditions as may be imposed by GrafTech’s Board of Directors or the Organization, Compensation and Pension Committee at the time of grant. GrafTech’s Board of Directors or the Organization, Compensation and Pension Committee has the right to accelerate the vesting of any or all unvested awards at any time. The exercise price per share of options is determined by GrafTech’s Board of Directors or the Organization, Compensation and Pension Committee at the time of grant and may not be less than the fair market value of a share of our common stock. The definition of fair market value under those plans means the closing sale price of a share of our common stock on the last trading day preceding the date of grant or, after February 17, 2004, the closing sale price of a share of our common stock on the date of grant. The exercise price of options may, under certain circumstances, be paid with the proceeds from the sale of shares to be issued upon exercise of such options. A third-party broker assists in the administration of the plans. All options which have been granted, and substantially all options which may be granted, under the plans are nonqualified stock options. Options awarded to employees expire on, among other dates, the date fixed by GrafTech’s Board of Directors, or the Organization, Compensation and Pension Committee at the time the options are granted, but must expire within ten years after the date of grant (except in the case of one plan which provides that options must expire within 12 years of the date of grant). Subject to the limitations with respect to the term and exercise price of the options described above, GrafTech’s Board of Directors or the Organization, Compensation and Pension Committee has the authority to establish the terms and conditions of all awards at the time such awards are granted, including, without limitation, the terms and conditions relating to settlement in cash or shares of our common stock or a combination thereof, performance measures, registration with the SEC, withholding of taxes, transferability, forfeiture and clawback, anti-dilution and other adjustments to reflect dividends and distributions, and exercise. The plans do not expressly permit the repricing or reloading of options. As such, the Board would seek shareholder approval prior to any decision to reprice or reload options. GrafTech has never repriced stock options. Notwithstanding the terms of the plans, under the Board and Committee charters, only the Organization, Compensation and Pension Committee may grant awards, or take action with respect to the awards granted, to the Chief Executive Officer and the other named executive officers.

The following table sets forth certain information relating to restricted stock granted to the named executive officers under the GrafTech International Ltd. Long Term Incentive Plan during 2005.

Long Term Incentive Plan Awards in 2005

	Individual Grants
Name	Number of Shares of Restricted Stock		Period until Maturation(3)

Craig S. Shular	130,000		August 31, 2006-August 31, 2008

Corrado F. De Gasperis	50,000	(1)	August 31, 2006-August 31, 2008

Karen G. Narwold	50,000	(2)	August 31, 2006-August 31, 2008

John J. Wetula	24,000		August 31, 2006-August 31, 2008

Petrus J. Barnard	50,000		August 31, 2006-August 31, 2008

Hermanus L. Pretorius	20,000		August 31, 2006-August 31, 2008

(1)     This award was forfeited upon the termination of Mr. De Gasperis’ employment on March 15, 2006.

(2)     Two-thirds of this award will be forfeited upon the termination of Ms. Narwold’s employment on June 30, 2006.

(3)     The awards vest in equal thirds on each of August 31, 2006, August 31, 2007 and August 31, 2008.

All unvested awards become vested upon the occurrence of a change of control. In addition, we have the right to cancel substantially all outstanding options in the event of a change of control, in which event we are required to pay optionees an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares. A change of control occurs on:

o	the date on which any person or group becomes the beneficial owner of 15% or more of the then issued and outstanding common stock or voting securities of GrafTech;

o	the date on which any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to 15% or more of the then issued and outstanding common stock or voting securities of GrafTech;

o	the date, at the end of any two-year period, on which individuals, who at the beginning of such period were directors of GrafTech, or individuals nominated or elected by a vote of two-thirds of such directors or directors previously so elected or nominated, cease to constitute a majority of GrafTech’s Board of Directors;

o	the date on which stockholders of GrafTech approve a complete liquidation or dissolution of GrafTech; or

o	the date on which GrafTech consummates certain reorganizations, mergers, asset sales or similar transactions.

The following table sets forth certain information relating to the shares of common stock that may be issued under our stock-based incentive plans at March 31, 2006.

Equity Compensation Plan Information

	A	B	C
Plan Category	Number Of Securities To Be Issued Upon Exercise, Of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for future Issuance Under Equity Compensation Plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders (1)	7,099,542	$12.8978	3,643,369
Equity compensation plans not approved by stockholders (2)	4,253,311	$10.3300	0

Total	11,352,763(3)	$11.8160	3,643,369

(1)	Includes the Management Stock Incentive Plan (Original Version), the 1995 Equity Incentive Plan, a portion of the reserved shares under the Management Stock Incentive Plan (Senior Version), and the 2005 Equity Incentive Plan. For a description of the material terms of these plans, see “Stock-Based Incentive Plans” on page 26. New awards may only be made under the 2005 Equity Incentive Plan; shares under other plans are reserved for the exercise of outstanding options only.

(2)	Includes the Management Stock Incentive Plan (Mid-Management Version) and the 1996 Mid-Management Equity Incentive Plan. For a description of the material terms of these plans, see “Stock-Based Incentive Plans” on page 26.

(3)	The weighted average term to expiration is approximately 3.2 years.

Retirement and Benefit Plans

We made a number of changes to our retirement and benefit plans, effective in 2001 and 2003. First, our qualified defined benefit retirement plan was frozen. This means that no additional benefits are accruing under the plan, although benefits previously accrued under the plan will still be payable from the plan when due. In addition, our nonqualified defined benefit retirement plans, which were designed to provide benefits that could not be paid under the qualified defined benefit retirement plan, were also frozen. This means that, for all but a few retirees whose benefits were already being paid under the plans, amounts equal to the lump sum actuarial values of the benefits allocable to the participants in the plans were added to the respective participants’ accounts in our compensation deferral plan. These amounts are unfunded, and these amounts, together with any compensation deferred and other allocations made under our compensation deferral plan, will be paid in accordance with the terms of that plan. The following table sets forth the lump sum amounts that were added to the accounts in the compensation deferral plan for each of the named executive officers, as of March 31, 2003, the date upon which our qualified defined benefit retirement plan was frozen.

Name	Lump Sum Benefit Value Transferred to Compensation Deferral Plan
Craig S. Shular	$2,993,141
Corrado F. De Gasperis	45,610
Scott C. Mason	577,718*
Karen G. Narwold	151,243
John J. Wetula	76,784
Petrus J. Barnard	1,404,780*

* The then current value of the lump sum non-qualified defined benefit was paid to Mr. Mason and Mr. Barnard during 2005 and 2003, respectively.

Finally, our third country national plan was also terminated on October 31, 2003, and benefits under the plan were allocated to our compensation deferral plan or our Swiss termination indemnity plan. Of the named executive officers, only Mr. Pretorius had a benefit under our third country national plan. The amount of the lump sum benefit value transferred to the Swiss Termination Indemnity Plan was $314,410. In lieu of our defined benefit retirement plans, we adopted defined contribution retirement plans consisting of qualified defined contribution retirement plan employer contributions under the Savings Plan and nonqualified defined contribution retirement plan employer allocations under our compensation deferral plan.

Retirement Program. Prior to February 25, 1991, substantially all of our domestic employees participated in the Union Carbide Retirement Program. Effective February 25, 1991, we adopted the UCAR Carbon Retirement Program, which was similar to the Union Carbide Retirement Program at that time and consisted of a qualified defined benefit retirement plan and several nonqualified defined benefit retirement plans. Retirement and death benefits related to employee service through February 25, 1991 are covered by the Union Carbide Retirement Program. Benefits paid by the Union Carbide Retirement Program are based on final average pay through February 25, 1991 plus salary increases (not to exceed 6% per year) through January 26, 1995. All of our employees who retired prior to February 25, 1991 are covered under the Union Carbide Retirement Program. Subject to certain limitations, all service and earnings recognized under the Union Carbide Retirement Program prior to February 25, 1991 are recognized under the UCAR Carbon Retirement Program. The cost of the UCAR Carbon Retirement Program is borne entirely by us. The cost of the Union Carbide Retirement Program is borne entirely by Union Carbide Corporation and its successors.

Prior to January 1, 2002, the UCAR Carbon Retirement Program covered substantially all of our employees in the U.S. and certain U.S. nationals employed by our foreign subsidiaries. Effective as of December 31, 2001, all employees, other than union employees and certain eligible employees (called “Grandfathered Participants”) who elected to remain in our qualified defined benefit retirement plan, had their benefit accruals frozen and, effective January 1, 2002, ceased accruing benefits under our qualified defined benefit retirement plan included within the UCAR Carbon Retirement Program. With respect to the named executive officers, Messrs. Shular and Wetula and Ms. Narwold were eligible to elect, and did elect, to remain in our qualified defined benefit retirement plan. However, the Grandfathered Participants ceased accruing benefits and had their benefit accruals frozen under our qualified defined benefit retirement plan as of March 31, 2003, or in the case of certain union participants, as of April 30, 2003, July 31, 2003 or July 31, 2004. The applicable date when a participant’s benefit accruals were frozen is called the “Benefit Freeze Date.”

Under federal income tax laws, the amount of benefits that can be paid from a qualified defined benefit retirement plan is limited. The UCAR Carbon Retirement Program included nonqualified defined benefit retirement plans for payment of those benefits that could not be paid from our qualified defined benefit retirement plan. Except with respect to years of service as described below for Messrs. Shular and Mason, the practical effect of these nonqualified plans, together with our qualified plan, was to calculate retirement benefits to all employees, including those who are officers, on a uniform basis. As described above, for all but a few people whose benefits were already in pay status, all benefits under our nonqualified defined benefit retirement plans were frozen in 2003, the lump sum actuarial values of such benefits were added to participants’ accounts under our compensation deferral plan and the accrual of additional benefits under our nonqualified defined benefit plans ceased. We have agreed that, for the purpose of calculating Messrs. Shular’s and Mason’s benefits under the UCAR Carbon Retirement Program, Messrs. Shular and Mason will receive credit for 22.5 years and 18.5 years, respectively, of prior service, all of which was with Union Carbide, offset by the amount of benefits receivable under the Union Carbide Retirement Program.

Under the UCAR Carbon Retirement Program, the monthly amount of an employee’s retirement benefit upon retirement at age 65 is a percentage of average monthly compensation received during the

36-month period preceding the Benefit Freeze Date, or the highest average monthly compensation received during any three calendar years in the ten calendar years preceding the Benefit Freeze Date if it would result in a higher amount, multiplied by the number of years of service credit prior to the Benefit Freeze Date, less up to 50.0% of projected primary Social Security benefits and less any public or other GrafTech provided pension (except any military pension or any non-primary benefit under the Social Security Act). An employee who is (1) age 62 or over with ten or more years of service credit or (2) whose age and service credit add up to 85 may voluntarily retire earlier than age 65 with a retirement benefit unreduced because of early retirement, based on years of service credit at the date of retirement. The compensation covered by the UCAR Carbon Retirement Program includes salary and certain variable compensation, including group profit sharing in an amount up to 8.0% through 1999 and 12.0% thereafter until the Benefit Freeze Date of the employee’s base salary.

The following table sets forth the estimated annual benefits payable, based on the indicated credited years of service and the indicated average annual compensation used in calculating benefits, assuming a normal retirement at age 65, under the Union Carbide Retirement Program and the qualified defined benefit retirement plan under the UCAR Carbon Retirement Program on a combined basis. The benefits payable reflected in the following table are calculated on a straight life annuity basis and are subject to an offset for Social Security benefits. As a result of changes to our qualified and non-qualified retirement plans, benefits payable as indicated in the following table will be payable only based on annual compensation and credited years of service through the applicable Benefits Freeze Date, regardless of when the date of retirement occurs and subject to the limitation mentioned above on the amount of benefits that can be paid from a qualified defined benefit retirement plan under federal income tax laws.

Retirement Plan Table

	Years of Service
Average Annual Compensation	15	20	25
$100,000	$22,500	$30,000	$37,500
150,000	33,570	45,000	56,520
250,000	56,520	75,000	93,750
500,000	112,500	150,000	187,500

The following table sets forth, as of the applicable Benefits Freeze Date, the number of years of service credited to the named executive officer under the UCAR Carbon Retirement Program, including the number of such years credited for service with Union Carbide as described above.

Name	Total Number of Years of Service Credited Under UCAR Carbon Retirement Program

Craig S. Shular	26
Corrado F. De Gasperis	4
Scott C. Mason	21
Karen G. Narwold	12
John J. Wetula	21
Hermanus L. Pretorius	0
Petrus J. Barnard	31

Savings Plan. We maintain the UCAR Carbon Savings Plan, which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. All of our regular, full-time U.S. employees are eligible to participate in the Savings Plan.

Assets in the Savings Plan are held in four types of accounts: an after-tax account to which participants may make contributions on an after-tax basis; a before-tax account to which participants may make contributions on a pretax basis; a company contribution account to which matching contributions are allocated; and an employer contribution account to which certain additional company contributions are allocated. The maximum employee contribution (pretax and after-tax combined) for any year for any participant is 50.0% of such participant’s compensation (subject to statutory limits).

We make a matching contribution, in the form of shares of our common stock, for each participant who elects to contribute to the Savings Plan. The matching contribution is 100.0% of the first 3.0% of compensation and 50.0% of the next 2.0% of compensation that a participant contributes.

In addition to matching contributions, we make a qualified defined contribution retirement plan employer contribution each year equal to 2.5% of the participant’s compensation up to the social security taxable wage base for the year, plus 5.0% of compensation above the social security wage base (not to exceed the amount of compensation set by statutory limits). A participant becomes fully vested in these qualified defined contribution retirement plan employer contributions once he or she has completed five years of service.

Contributions to the Savings Plan are invested, as the employee directs, in various funds offered under the Savings Plan from time to time, including a fund that invests entirely in our common stock. Amounts invested in our common stock fund, including any matching contributions, may be switched into another investment option at any time. The account balances of participants reflect both their contributions and our contributions as well as the investment performance of the investments in which those amounts are invested. Distributions of account balances from the Savings Plan are generally made upon retirement or other termination of employment, unless deferred by the participant.

Compensation Deferral Plan. We maintain a compensation deferral plan for the benefit of eligible management employees who participate in our variable compensation programs or employees whose benefits under the Savings Plan are limited by the benefit restrictions of Section 415 of the Internal Revenue Code. The plan is effective for compensation that would otherwise be payable on or after January 1, 2000.

Participants are able to defer up to 85.0% of their variable compensation and up to 50.0% of their base salary. Effective March 31, 2003, in each calendar quarter, participants are credited with a matching allocation, in the form of shares of our common stock, equal to 100.0% of the first 3.0% and 50.0% of the next 2.0% of the participant’s deferrals of their compensation under the plan to the extent that it exceeds the amount of compensation that may be considered under the UCAR Carbon Savings Plan (in 2005, such amount was $210,000). In addition, participants are credited with nonqualified defined contribution retirement plan employer allocations equal to 5.0% of their compensation in excess of the amount that may be considered under the UCAR Carbon Savings Plan. Participants are immediately vested in the matching allocation and the unfunded lump sum actuarial values described above, but are not vested in the nonqualified defined contribution retirement plan employer allocations until they have completed five years of service.

Deferrals, additions, contributions and allocations to our compensation deferral plan are credited with a rate of return based on various funds, including a fund that tracks the value of our common stock, as the employee directs from time to time. An employee may prospectively change the funds for crediting rates of return at any time. The account balances of participants reflect both their deferrals and our additions, allocations and contributions as well as the rate of return on the funds selected by the participants for those amounts. Distributions of account balances from the plan generally will be made in January following retirement or other termination of employment or upon a change in control, unless further deferred by the participant. For purposes of the plan, a change in control is defined in accordance with requirements of the American Jobs Creation Act of 2004.

Benefit Security. Retirement and other benefits are paid out of our general assets, except for payments out of the trusts for the UCAR Carbon Retirement Plan and the UCAR Carbon Savings Plan and except for payments out of grantor trusts or funded by the purchase of annuities.

We maintain a grantor trust to assist in providing for payments under our compensation deferral plan and the change in control severance compensation agreements described under “Agreements.” We periodically contribute to the trust cash and shares of our common stock (valued at fair market value at the time of contribution) in an amount equal to all amounts deferred by or contributed or allocated to participants under our compensation deferral plan (excluding lump sum actuarial values added to participants’ accounts in connection with the freeze of our nonqualified defined benefit retirement plans described above). We have also separately contributed 426,400 shares of our common stock to the trust. The trust contains a benefits protection account (to which $250,000 in cash has been contributed) which makes funds available to an administrative committee for the trust to assist participants and their beneficiaries in enforcing their claims with respect to payments under the plans covered by the trust upon a change of control.

We may from time to time contribute assets to or, with the approval of a majority of GrafTech’s Board of Directors, withdraw assets from the trust (other than from the benefits protection account, to which the $250,000 has been contributed), except that no withdrawal can be made after a change of control until all payments under the plans covered by the trust are made. GrafTech’s Board of Directors may amend or terminate the trust at any time prior to a change of control. Upon a change of control, the trust becomes irrevocable, GrafTech is required to make contributions to the trust sufficient to make payments under the plans covered by the trust and the administrative committee is required to use the amounts held in the trust for such purposes. Upon a change of control, no amendment of the trust may be adopted without the written consent of a majority of the participants and the beneficiaries who are entitled to benefits thereunder. Consistent with the requirements of applicable law, the assets of the trust are subject to the claims of creditors of GrafTech in the event of GrafTech’s insolvency or bankruptcy. For purposes of the trust, a change of control has the same definition as that described with respect to our stock-based incentive plans.

Agreements.     GrafTech’s Board of Directors has approved change of control severance compensation agreements for the named executive officers and other members of senior management. In the case of the named executive officers, the agreements provide for severance compensation equal to 2.99 times the officer’s base salary and, with respect to U.S. employees, extended insurance coverage and reimbursement for certain excise tax liabilities (and income tax liabilities on this reimbursement). The officers are entitled to the compensation if they are terminated (other than for cause) or resign for good reason within three years after a change of control. A change of control has the same meaning under the agreements as it has under the stock incentive plans described above.

We have entered into severance agreements with two of our departing named executive officers, Mr. Mason and Ms. Narwold. Our agreement with Mr. Mason provided for continued salary through November 15, 2005 and 14 ½ months severance at a rate of $27,038 per month (with accelerated payment on a net present value basis in January 2006). The agreement also provides for continued participation in health and welfare plans at active employee rates and outplacement assistance for one year. Mr. Mason will retain his vested stock options as well as the unvested options remaining in his 2003 Long Term Incentive Plan grant with a grant price of $6.65, which will remain exercisable until the earlier of the original expiration date or 3 years from Mr. Mason’s last day of work. Our agreement with Ms. Narwold provides for payment of her current base salary and continuation of her medical and dental benefits until June 30, 2007, as well as accelerated vesting of one-third of the restricted stock granted by GrafTech to her in August 2005 and payout of amounts held by her in our various employee benefit plans.

Compensation Committee Interlocks and Insider Participation

None of John R. Hall, R. Eugene Cartledge, Mary B. Cranston or Harold E. Layman, the members of the Organization, Compensation and Pension Committee during 2005, served as an officer or employee of GrafTech or any of its subsidiaries at any time during or prior to 2005. During 2005, no executive officer of GrafTech served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director or member of the Organization, Compensation and Pension Committee.

STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative total return to stockholders on an initial investment, as of December 31, 1999, of $100 in GrafTech’s common stock as compared to an initial investment, as of December 31, 1999, of $100 in the Russell 2000 Index and the Dow Jones Industrial Average over the period from December 31, 1999 through December 31, 2005. Total return assumes dividend reinvestment. We previously compared cumulative return to stockholders against the NYSE Industrials Index which the NYSE ceased publishing in January 2004 and the Standard & Poor’s 400 Midcap Index. We believe that the Russell 2000 Index provides a more meaningful comparison than the Standard & Poor’s 400 Midcap Index. The performance shown on the graph is not necessarily indicative of future performance.

	12/31/2000	31 Dec 01	31 Dec 02	31 Dec 03	31 Dec 04	31 Dec 05

GRAFTECH INTERNATIONAL LTD	$100	$109.74	$61.13	$138.46	$97.03	$63.79
RUSSELL 2000 INDEX	$100	$102.63	$81.63	$120.22	$142.36	$148.94
DOW JONES INDUSTRIAL AVERAGE	$100	$94.57	$80.38	$103.09	$108.56	$110.42

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, at March 31, 2006, the number and percentage of issued and outstanding shares of our common stock owned, both actually and beneficially as determined pursuant to the rules promulgated by the SEC, by:

o	each stockholder known by us to own more than 5% of the issued and outstanding shares of our common stock;

o	each director;

o	each of the named executive officers; and

o	all of the directors and executive officers as a group.

The number of shares of our common stock issued and outstanding as of March 31, 2006 was 98,420,452 shares. There are approximately 13,570,560 shares of Common Stock that could become outstanding upon conversion of our Convertible Debentures.

Beneficial Owner	Number of Shares Actually Owned (a)	Percentage of Outstanding Shares (Actual Ownership)	Total Number of Shares Beneficially Owned, Including Shares Actually Owned(b)		Percentage of Outstanding Shares (Beneficial Ownership, Including Shares Actually Owned)(c)

Wellington Management Company, LLP(d) 75 State St Boston, MA 02109	13,688,690	13.91%	13,688,690		13.91%
NWQ Investment Management Company, LLC(d) 2049 Century Park East, 16th Floor Los Angeles, CA 90067	271,450.28%		10,657,029	(e)	9.79%
Wells Fargo & Company(d) 420 Montgomery Street San Francisco, CA 94163	10,138,434	10.30%	10,138,434		10.30%
Strong Capital Management, Inc.(d) 100 Heritage Reserve Menomonee Falls, WI 53051	5,721,911	5.81%	5,721,911		5.81%
Goldman Sachs Asset Management, L.P.(d) 32 Old Slip New York, NY 10005	6,590,196	6.70%	6,831,450	(h)	6.92%
Tontine Capital Partners, L. P.(d) 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	6,539,700	6.64%	6,539,700		6.64%
Cannell Capital LLC(d) 150 California Street San Francisco, CA 94111	5,722,931	5.81%	5,722,931		5.81%
Craig S. Shular	213,440	[*]	1,180,440		1.19%
Corrado F. De Gasperis	980	[*]	980		[*]
Scott C. Mason	31,393	[*]	523,393		[*]
Karen G. Narwold	70,741	[*]	460,320		[*]
John J. Wetula	79,539	[*]	343,839		[*]

Beneficial Owner	Number of Shares Actually Owned(a)	Percentage of Outstanding Shares (Actual Ownership)	Total Number of Shares Beneficially Owned, Including Shares Actually Owned(b)	Percentage of Outstanding Shares (Beneficial Ownership, Including Shares Actually Owned)(c)

Hermanus L. Pretorius	20,000	[*]	199,500	[*]
Petrus J. Barnard	52,395	[*]	323,395	[*]
R. Eugene Cartledge	64,074	[*]	113,904	[*]
Mary B. Cranston(f)	28,447	[*]	77,978	[*]
John R. Hall	40,188	[*]	87,838	[*]
Harold E. Layman	15,000	[*]	33,635	[*]
Ferrell P. McClean(g)	30,471	[*]	57,092	[*]
Michael C. Nahl	21,200	[*]	73,230	[*]
Frank A. Riddick, III	10,000	[*]	15,921	[*]
Directors and executive officers as a group (14 persons)	656,995	[*]	3,471,572	3.43%

*	Represents holdings of less than 1%.

(a)	Under the Savings Plan and our compensation deferral plan, contributions and allocations to employee accounts are invested in various funds, in the discretion of the employees, including a fund that invests entirely in our common stock. Each unit in our common stock fund approximates one share of our common stock. The preceding table includes, for each executive officer, the following number of units held in such fund as follows: Mr. Shular, 64,130 units; for Mr. De Gasperis, 980 units; for Mr. Mason, 0 units; for Ms. Narwold, 9,917 units; for Mr. Wetula, 4,000 units; for Mr. Barnard, 2,395 units; and for Mr. Pretorius 0 units.

(b)	Includes shares issuable upon exercise of options that are exercisable as of March 31, 2006 or became exercisable within 60 days thereafter as follows: for Mr. Shular, 967,000 options, all of which are out-of-the-money; for Mr. Mason, 492,000 options, all of which are out-of-the-money; for Ms. Narwold, 394,246 options, all of which are out-of-the-money; for Mr. Wetula, 262,300 options, all of which are out-of the money; for Mr. Barnard, 271,000 options, all of which are out-of-the-money; for Mr. Pretorius, 179,500 options, all of which are out-of-the-money; for Mr. Cartledge, 49,830 options, 37,030 of which are out-of-the-money; for Ms. Cranston, 49,531 options, 37,731 of which are out-of-the-money; for Mr. Hall, 47,650 options, 34,850 of which are out-of-the-money; for Mr. Layman, 18,635 options, 3,500 of which are out-of-the-money; for Ms. McClean, 26,621 options, 13,821 of which are out-of-the-money; for Mr. Nahl, 52,030 options, 39,230 of which are out-of-the-money; for Mr. Riddick, 5,921 options, all of which are out-of-the-money; and for directors and named executive officers as a group, 2,816,264 options, 2,738,129 of which are out-of-the-money.

(c)	Percentage assumes conversion or exercise of such holder’s debentures or options, as the case may be, for purposes of calculating the total number of outstanding shares, but does not assume exercise or conversion of securities held by third parties.

(d)	Based solely upon the number of shares reported in the most recent amended Schedule 13G, Schedule 13D or Schedule 13F filed through March 31, 2006 by such stockholder with the SEC. Such stockholder may be part of a group which filed a Schedule 13G or Schedule 13D jointly. We have not made any independent determination as to beneficial ownership of any such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(e)	Includes 10,385,579 shares issuable upon conversion of our 1 5/8% Convertible Senior Debentures.

(f)	Includes 2,000 shares owned by the Mary & Harold Cranston Family Trust, of which Ms. Cranston is Trustee.

(g)	Includes 10,000 shares owned by Ms. McClean’s spouse and 3,400 shares held by Ms. McClean’s individual retirement account, all of which Ms. McClean disclaims beneficial ownership.

(h)	Includes 241,254 shares issuable upon conversion of our 1 5/8% Convertible Senior Debentures.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires GrafTech’s directors and officers and holders of more than 10% of the issued and outstanding shares of our common stock to file with the SEC initial reports of ownership, and reports of changes in ownership, of common stock and other equity securities of GrafTech. John J. Wetula, Vice President and President, Natural Graphite, failed to timely report one transaction on Form 4. GrafTech believes that, during 2005, all of its other directors and officers and holders of more than 10% of the issued and outstanding shares of our common stock complied with all reporting requirements under Section 16(a).

Limitations on Soliciting Material, Liabilities and Incorporation by Reference

In accordance with the rules and regulations of the SEC, the following information set forth in this proxy statement shall not be deemed to be soliciting material within the meaning of Regulations 14A and 14C under the Exchange Act, filed with the SEC under the Exchange Act or otherwise subject to Regulations 14A or 14C or the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document filed with the SEC:

o	information under “The Board of Directors” beginning on page 10 and “Board Committee Membership Roster” on page 16 regarding the independence or expertise of any particular director;

o	information under “Audit and Finance Committee Report” beginning on page 17 and “Organization, Compensation and Pension Committee Report” beginning on page 19; and

o	information under “Stock Performance Graph ” on page 35.

ANNUAL REPORT

A copy of GrafTech’s Annual Report on Form 10-K accompanies this Proxy Statement. Such Annual Report is not a part of the proxy solicitation materials. Upon receipt of a written request, GrafTech will furnish to any stockholder, without charge, an additional copy of GrafTech’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2005 required to be filed under the Exchange Act. Upon request and the payment of $0.10 (ten cents) per page, copies of any exhibit to GrafTech’s Annual Report on Form 10-K will also be provided. Any such written request should be directed to GrafTech’s Director of Investor Relations at its principal executive offices. The Annual Report on Form 10-K is also available via a link on GrafTech’s website at www.graftech.com.

STOCKHOLDERS SHARING AN ADDRESS

If you share an address with another stockholder, you may receive only one set of proxy materials (including this proxy statement and the annual report to stockholders) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact us at the address cited above.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the above address to request delivery of a single copy of these materials.

[   ] Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A    Election of Directors

1.     The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 - R. Eugene Cartledge	[ ]	[ ]	05 - Ferrell P. McClean	[ ]	[ ]
02 - Mary B. Cranston	[ ]	[ ]	06 - Michael C. Nahl	[ ]	[ ]
03 - John R. Hall	[ ]	[ ]	07 - Frank A. Riddick III	[ ]	[ ]
04 - Harold E. Layman	[ ]	[ ]	08 - Craig S. Shular	[ ]	[ ]

If you plan to attend the meeting, please check here.	[ ]

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. Receipt of the notice of meeting and the related proxy statement is acknowledged.

B     Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

The signature on this Proxy should correspond exactly with the name printed above. In the case of joint tenancies, both stockholders should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – GrafTech International Ltd.

P.O. Box 11202, New York, NY 10203-0202

This Proxy is solicited on behalf of the Board of Directors of GrafTech International Ltd.
For the Annual Meeting of Stockholders on May 24, 2006

The undersigned appoints Craig S. Shular, Pieter Barnard and Erick Asmussen, and each of them, with full power of substitution in each, the Proxies of the undersigned, to represent the undersigned and vote all shares of GrafTech International Ltd. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 24, 2006, and at any adjournment or postponement thereof, as indicated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election for the Nominees. If you are a participant in the UCAR Carbon Savings Plan (the “Savings Plan”), the front of this Proxy shows units allocated to you under the Savings Plan. The actual number of shares allocated to you and which will be voted on your behalf at the Annual Meeting of Stockholders in respect of such units may vary slightly in accordance with the provisions of the Savings Plan.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY

(Continued, and to be dated and signed, on the other side)

ADMISSION TICKET
GRAFTECH INTERNATIONAL LTD.
12900 SNOW ROAD
PARMA, OHIO 44130

ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2006 AT 10:00 A.M.

PRESENT THIS TICKET TO ADMIT ONE STOCKHOLDER AND ONE GUEST

Name of Stockholder:____________________________________________________________________________________________

Address:_______________________________________________________________________________________________

(See reverse side for directions)

DIRECTIONS TO OUR HEADQUARTERS

        GrafTech is located at 12900 Snow Road, Parma, Ohio 44130

        We are located SW of Cleveland, within 3 miles of both I-480 & I-71.

From West

Take I-80
Merge onto I-71N via Exit 161/10 toward Cleveland
Take the Snow Road exit — Exit 237 — toward Airport
Turn Right onto Snow Road

From North/East
I-80 E (Exit 1A) toward Cleveland
Merge onto I-480 E via Exit 151/9A
Exit 12 toward W 130th St./W 150th St/Brook Park
Turn Left onto Brook Park Road/OH 17
Turn Right onto W 130th Street
Turn Left onto Snow Road

From South
I-71N, take the Snow Road exit — Exit 237 — toward Airport
Turn Right onto Snow Road

From the Airport
Go Toward the Airport Exit
Turn Left onto the access street
Turn Left onto Five Points Road, Toward I-71
Five Points Road becomes Snow Road
Follow Snow Road to GrafTech, destination approximately 2.8 miles